Exhibit 99.1

Ramco-Gershenson Acquires Grocery-Anchored Shopping Center in Metropolitan Milwaukee, Wisconsin

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--December 30, 2010--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has acquired the Shoppes at Fox River a 135,484 square foot shopping center in Waukesha, Wisconsin, a suburb of Milwaukee, for $23.8 million in an all cash transaction. The Shoppes at Fox River was built in 2009 and is anchored by a 61,045 square foot Pick ‘n Save (Roundy’s Supermarket) and shadow-anchored by a 132,382 square foot Target. Pick ‘n Save is the dominant supermarket chain in the Milwaukee area with a market share of approximately 60%. The 93.4% leased shopping center also features numerous additional creditworthy national and regional tenants including Petco, Dollar Tree, Famous Footwear, Buffalo Wild Wings, Subway and GNC.

As part of the transaction, Ramco-Gershenson entered into an agreement to lend the seller $3.0 million secured by a 17.9 acre parcel of land adjacent to the shopping center. As part of the loan the Company has secured certain rights relative to the adjacent land, which have the potential to add value to the existing shopping center. The interest only loan has a two-year term and an interest rate of 7.5%.

In connection with the acquisition, Ramco-Gershenson secured a short-term, $30 million bridge loan to fund the acquisition. The Company anticipates the repayment of the bridge loan and additional pay-down of debt with the proceeds generated from the sale of three shopping centers and new mortgage financing on two assets. These transactions are expected to close prior to the end of the first quarter of 2011.

The Shoppes at Fox River is the third grocery-anchored shopping center acquired by the Company in the second half of 2010. These three properties were acquired at a blended capitalization rate of 9.1%.

“The acquisition of the Shoppes at Fox River is consistent with our strategy of acquiring high-quality shopping centers in superior locations with market-dominant anchors,” said Dennis Gershenson, President and Chief Executive Officer. “In turn, this purchase, as well as our two previous acquisitions, underscores our ability to source and purchase Class A shopping centers at very attractive pricing.”

The Shoppes at Fox River is located at the intersection of Sunset Drive and Oakdale Drive in Waukesha, Wisconsin, a well-established western suburb of Milwaukee. The Shoppes at Fox River is a part of a strong trade area, with an estimated population of 89,162 residents and an average household income of $73,843 within a five-mile radius of the center.

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties. At September 30, 2010, the Company owned and managed a portfolio of 88 shopping centers, with approximately 20.0 million square feet of gross leaseable area, of which 15.4 million is owned by the Company or its joint ventures. The shopping centers are located in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, our continuing to qualify as a REIT and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

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CONTACT:
Ramco-Gershenson Properties Trust
Dawn Hendershot, 248-592-6202
Director of Investor Relations
and Corporate Communications